Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270279

June 17, 2025

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated June 17, 2025

$500,000,000 4.400% NOTES DUE JUNE 15, 2028

$750,000,000 4.650% NOTES DUE JANUARY 15, 2031

$1,000,000,000 5.300% NOTES DUE JUNE 15, 2035

$750,000,000 5.950% NOTES DUE JUNE 15, 2055

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A2 (Negative) / A+ (Negative) / A (Stable)

Note Type:	SEC Registered (No. 333-270279)

Trade Date:	June 17, 2025

Settlement Date (T+2)**:	June 20, 2025

Maturity Date:	June 15, 2028 (the “2028 Notes”) January 15, 2031 (the “2031 Notes”) June 15, 2035 (the “2035 Notes”) June 15, 2055 (the “2055 Notes”)

Principal Amount Offered:	$500,000,000 (2028 Notes) $750,000,000 (2031 Notes) $1,000,000,000 (2035 Notes) $750,000,000 (2055 Notes)

Price to Public (Issue Price):	99.954% of the Principal Amount (2028 Notes) 99.807% of the Principal Amount (2031 Notes) 99.871% of the Principal Amount (2035 Notes) 98.994% of the Principal Amount (2055 Notes)

Net Proceeds (After Underwriting Discount, Before Expenses) to Issuer:

$498,520,000 (99.704% of the Principal Amount) (2028 Notes)

$745,927,500 (99.457% of the Principal Amount) (2031 Notes)

$994,210,000 (99.421% of the Principal Amount) (2035 Notes)

$736,830,000 (98.244% of the Principal Amount) (2055 Notes)

Interest Rate:	4.400% (2028 Notes) 4.650% (2031 Notes) 5.300% (2035 Notes) 5.950% (2055 Notes)

Interest Payment Dates:

June 15 and December 15, commencing December 15, 2025 (2028 Notes)

January 15 and July 15, commencing January 15, 2026 (2031 Notes)

June 15 and December 15, commencing December 15, 2025 (2035 Notes)

June 15 and December 15, commencing December 15, 2025 (2055 Notes)

Regular Record Dates:	June 1 and December 1 (2028 Notes) January 1 and July 1 (2031 Notes) June 1 and December 1 (2035 Notes) June 1 and December 1 (2055 Notes)

Benchmark Treasury:	T 3.875% due June 15, 2028 (2028 Notes) T 4.000% due May 31, 2030 (2031 Notes) T 4.250% due May 15, 2035 (2035 Notes) T 4.625% due February 15, 2055 (2055 Notes)

Benchmark Treasury Price / Yield:	99-30 / 3.897% (2028 Notes) 100-01+ / 3.989% (2031 Notes) 98-26+ / 4.397% (2035 Notes) 95-21+ / 4.903% (2055 Notes)

Spread to Benchmark Treasury:	+ 52 basis points (2028 Notes) + 70 basis points (2031 Notes) + 92 basis points (2035 Notes) + 112 basis points (2055 Notes)

Re-offer Yield:	4.417% (2028 Notes) 4.689% (2031 Notes) 5.317% (2035 Notes) 6.023% (2055 Notes)

Optional Redemption Provisions:	Prior to May 15, 2028 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2028 Notes); par call on or after May 15, 2028 (2028 Notes).

Prior to December 15, 2030 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after December 15, 2030 (2031 Notes).

Prior to March 15, 2035 (three months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after March 15, 2035 (2035 Notes).

Prior to December 15, 2054 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after December 15, 2054 (2055 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

CUSIP / ISIN:	91324P FN7 / US91324PFN78 (2028 Notes) 91324P FP2 / US91324PFP27 (2031 Notes) 91324P FQ0 / US91324PFQ00 (2035 Notes) 91324P FR8 / US91324PFR82 (2055 Notes)

Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.
**

We expect that delivery of the Notes will be made against payment therefor on or about June 20, 2025, which will be the second business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or J.P. Morgan Securities LLC at (212) 834-4533.

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